Exhibit 16.1
November 18, 2008
Securities & Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Summit Hotel Properties, LLC.
Dear Commission:
We have read the statements of Summit Hotel Properties, LLC, included under Item 4.01 of Form 8-K/A, with respect to this firm’s resignation as the registered independent accounting firm of Summit Hotel Properties, LLC that occurred on November 1, 2008. We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours, Gordon, Hughes & Banks, LLP